                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                          ANCHOR FINANCIAL CORPORATION


      Tommy E. Looper

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                          ANCHOR FINANCIAL CORPORATION
                                2002 OAK STREET
                       MYRTLE BEACH, SOUTH CAROLINA 29577

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of Anchor Financial Corporation will be held on Thursday, April 24, 1997 at 4:00 p.m. local time, at the Myrtle Beach Martinique, 7100 North Ocean Boulevard, Myrtle Beach, South Carolina 29577, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

     1. To fix the number of Directors to be elected at five and to elect five persons as Directors;

     2. To ratify the selection of Price Waterhouse LLP as independent public accountants for the Corporation for the year ending December 31, 1997; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only those shareholders of common stock of record at the close of business on March 3, 1997, shall be entitled to notice of and to vote at the meeting. The Stock Transfer Book of the Corporation will not be closed.

     A copy of the Corporation's 1996 Annual Report to Shareholders is enclosed with this Proxy Statement.

                                          By Order of the Board of Directors

                                          STEPHEN L. CHRYST
                                          President and Chief Executive Officer

Myrtle Beach, South Carolina
March 28, 1997

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                          ANCHOR FINANCIAL CORPORATION
                                2002 OAK STREET
                       MYRTLE BEACH, SOUTH CAROLINA 29577

                                PROXY STATEMENT

     This Proxy Statement and the accompanying form of proxy are first sent to shareholders on or about March 28, 1997.

                          INFORMATION CONCERNING PROXY

     This solicitation of proxies for the Annual Meeting is being made by the Board of Directors of Anchor Financial Corporation (the "Corporation") for use at the meeting to be held on Thursday, April 24, 1997 at 4:00 p.m. local time, at the Myrtle Beach Martinique, 7100 North Ocean Boulevard, Myrtle Beach, South Carolina 29577, and at any adjournment(s) thereof. The entire cost of such solicitation will be borne by the Corporation. The Corporation, through its directors, officers, and regular employees, may solicit proxies personally or by telephone, in addition to solicitation by mail, but without additional compensation for such solicitation. The Corporation may request brokers and others to send the Proxy Statement and the proxy material to the beneficial owners of the shares and may reimburse them for their reasonable expense in doing so.
     The shares represented by the accompanying proxy will be voted if the proxy is properly executed and received by the Corporation prior to the time of the meeting. All proxies delivered pursuant to this solicitation are revocable at any time prior to the exercise thereof at the option of the persons executing them. Unless revoked, properly executed proxies will be voted in accordance with the instructions contained therein. Proxies which contain no instructions will be voted "FOR" the proposals.
     The Corporation does not intend to present any matters for action other than those listed in the Notice of Annual Meeting and has not been informed that any persons intend to present any other matters for action at the meeting. However, if any other matters are properly brought before the meeting, the persons designated as proxies will vote in accordance with their best discretion on such matters.

                  VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     At the close of business on March 3, 1997, the record date, the Corporation had 7,000,000 shares of common stock authorized, $6.00 par value per share, of which 2,559,340 shares were issued and outstanding, and 260,841 shares were subject to options. The Corporation's common stock is the only class of stock outstanding. Only the holders of record of common stock of the Corporation at the close of business on March 3, 1997, are entitled to notice of and vote on the matters to come before the Annual Meeting of Shareholders or any adjournment thereof.
     Presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Meeting or any adjournment thereof.
                                       1

     A shareholder is entitled to one (1) vote, in person or by proxy, at the Annual Meeting for each share of common stock of the Corporation held of record in his or her name at the close of business on the record date, March 3, 1997.
     In the election of each director and in all other matters which come before the meeting of shareholders, each shareholder shall be entitled to one vote for each share of stock owned by him.
     As of March 3, 1997, The Anchor Bank Employee Stock Ownership Plan beneficially owned 218,405 shares (8.53%) of the Corporation's outstanding common stock, including 48,691 (1.90%) unallocated shares. To the knowledge of the management of the Corporation, as of March 3, 1997, no other shareholder owned beneficially more than five percent (5%) of the Corporation's outstanding common stock. As of March 3, 1997, the Board of Directors of the Corporation beneficially owned 480,303 shares (18.77%), directly and indirectly, of the Corporation's issued and outstanding common stock. Six members of the Board of Directors, as trustees, also have voting power as to 48,691 (1.90%) unallocated shares owned by The Anchor Bank Employee Stock Ownership Plan.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposal that a shareholder intends to present at the 1998 Annual Meeting must be received at the Corporation's Principal Offices (2002 Oak Street, Myrtle Beach, South Carolina 29577, Attention: Corporate Secretary) not later than November 28, 1997. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

                             ELECTION OF DIRECTORS

     The Charter and By-Laws of the Corporation provide that the Board of Directors shall consist of a maximum of twenty (20) persons. The Board currently consists of sixteen directors. The Charter and By-Laws also provide that the terms of the Board of Directors be staggered so that approximately one-third of the directors are elected each year to three-year terms. The Board of Directors of the Corporation have proposed that the number of directors to be elected in 1997 to serve three-year terms be fixed at five and that the five nominees set out in the following section be elected for the terms indicated. All the nominees are presently serving as directors of the Corporation.
     It is not contemplated that any of the nominees will be unable or unwilling for good cause to serve; but, if that should occur, it is the intention of the persons named in the proxy either to vote for such other person or persons for director as may be nominated by the Board of Directors, or to reduce the number of directors to be elected at the meeting by the number of such persons unable or unwilling to serve.
     The Corporation recommends that you vote in favor of all the nominees named below for election to the Board of Directors.

                 INFORMATION RESPECTING THE BOARD AND NOMINEES

     The Board of Directors of the Corporation, which met twelve times in 1996, has standing Executive, Audit, Loan, Long Range Planning and Compensation Committees. The Long Range Planning Committee also serves as the nominating committee.

     The Audit Committee, which met five times during 1996, consists of C. Jason Ammons, Jr., C. Donald Cameron, J. Roddy Swaim, Harry A. Thomas, and Zeb M. Thomas, Sr. The Audit Committee has the responsibility of recommending to the Board of Directors the engagement or discharge of the independent public accountants, reviewing with the independent public accountants the plan for and results of the audit engagement, maintaining direct reporting responsibility and regular communication with the Corporation's internal audit staff, reviewing the scope and results of the internal audit procedures of the Corporation and its subsidiaries, approving the services to be performed by the independent public accountants, reviewing the degree of independence of the public accountants, considering the range of audit and nonaudit fees, and reviewing the adequacy of the Corporation's system of internal accounting controls.
     The Compensation Committee met three times during 1996, and consists of C. Donald Cameron, J. Bryan Floyd, J. Roddy Swaim, and Zeb M. Thomas, Sr. The Compensation Committee makes recommendations to the Board of Directors with respect to the Corporation's compensation policies and compensation of the executive officers.
     The Long Range Planning Committee met three times during 1996, and consists of Stephen L. Chryst, J. Bryan Floyd, Admah Lanier, Jr., Thomas J. Rogers, Albert A. Springs, III, J. Roddy Swaim, and Zeb M. Thomas, Sr. The Long Range Planning Committee is responsible for long range planning issues and identifying and screening candidates to fill vacancies on the Board of Directors and also makes recommendations regarding the size and composition of the Board of Directors. This committee will consider recommendations for director nominees made by shareholders of the Corporation. Such nominations shall be made by writing to the Chief Executive Officer of the Corporation and providing the candidate's name, biographical data and qualifications.
     All directors attended at least 75% of the meetings of the Board of Directors of the Corporation during 1996. During 1996, Directors Bellamy and Springs attended less than 75% of the Executive Committee meetings and Directors Burroughs and Springs attended less than 75% of the Loan Committee meetings.
     Under the securities laws of the United States, the Corporation's directors, its executive officers, and any persons holding more than ten percent of the Corporation's common stock are required to report their ownership of the Corporation's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to report in this Proxy Statement any failure to file by these dates during 1996. To the best of the Corporation's knowledge, these filing requirements were satisfied by its directors and officers in 1996. In making these statements, the Corporation has relied on the written representations of its directors and officers and copies of the reports that they have filed with the Commission.
     Directors of the Corporation that are also members of the Board of Directors of The Anchor Bank (the "Bank") receive $250 per quarter and $700 per special Board meeting (not held on a regularly scheduled meeting date) attended for their services to the Corporation; in addition, these directors earn fees for their services on the Bank Board. Directors of the Corporation that are not members of the Board of Directors of the Bank receive $250 per quarter and $700 per regular or special Board meeting attended for their services to the Corporation. All committee members receive $200 for each committee meeting attended and payment for one excused absence, if applicable.

     The persons indicated with an asterisk (*) below are nominated for election to serve until the annual meeting of shareholders in the year their terms expire. It is the intention of the persons named in the proxy to vote for the election of all nominees. The other persons listed are current directors of the Corporation elected to serve until the year their term will expire.

                                   SERVED      YEAR
                                     AS        TERM
                                  DIRECTOR     WILL                        PRINCIPAL OCCUPATION
         NAME              AGE     SINCE      EXPIRE                        FOR PAST FIVE YEARS
C. Jason Ammons, Jr.       51       1987       1999    Owner -- Sea Mist Resort
Howell V. Bellamy, Jr.*    60       1989       2000    Chairman of the Board -- Bellamy, Rutenberg, Copeland, Epps,
                                                         Gravely and Bowers, P.A. (Attorney)
W. Cecil Brandon, Jr.*     67       1974       2000    President -- Brandon Advertising & Sales Co., Inc.
James E. Burroughs         50       1989       1998    Chairman of the Board -- Burroughs & Chapin Company
C. Donald Cameron*         68       1974       2000    President -- Inlet Development Corporation
Stephen L. Chryst          51       1978       1998    President and Chief Executive Officer of the Corporation
J. Bryan Floyd             61       1994       1998    Businessman and civic leader; Owner and Operator, Hoskins
                                                         Restaurant; Vice President and Secretary, Caro-Strand
                                                         Corporation d/b/a Bay Tree Golf Plantation
Admah Lanier, Jr.          70       1994       1999    Co-owner and President, Lanwillo Development Co.; Owner,
                                                         Arvida Development Co., Inc.; Owner, Pender Development
                                                         Co., Inc.; Partner, Coastal Farms
Tommy E. Looper            49       1993       1999    Executive Vice President, Chief Financial Officer, and
                                                         Secretary of the Corporation
W. Gairy Nichols, III      45       1987       1999    Owner -- Dunes Realty, Inc.
Ruppert L. Piver           57       1994       1998    Rural Letter Carrier for U. S. Postal Service; previously
                                                         owner of R. L. Piver Landscaping and Hauling
Thomas J. Rogers           60       1974       1999    President -- Grand Strand Broadcasting Corporation
Albert A. Springs, III     57       1974       1998    Owner -- H. B. Springs Company (Insurance)
J. Roddy Swaim*            51       1987       2000    Owner -- Dunes Realty, Inc.
Harry A. Thomas*           47       1994       2000    President -- Thomas Real Estate Company
Zeb M. Thomas, Sr.         75       1979       1999    Owner -- The Dayton House, Inc. (Hotel)

(*) Nominee for election.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the shares of the Corporation's common stock owned beneficially by each director and by executive officers and directors of the Corporation as a group as of March 3, 1997.

                                                                           NUMBER OF SHARES        PERCENTAGE OF
                                                                            OWNED DIRECTLY     OUTSTANDING SHARES OF
SHAREHOLDER                                                                  (INDIRECTLY)          COMMON STOCK
C. Jason Ammons, Jr.....................................................         63,415                  2.48%
                                                                                (30,590)                (1.20%)
Howell V. Bellamy, Jr.*.................................................          9,670                  0.38%
W. Cecil Brandon, Jr.*..................................................         17,158                  0.67%
                                                                                 (2,702)                (0.11%)
James E. Burroughs......................................................            211                  0.01%
C. Donald Cameron*......................................................          8,030                  0.31%
                                                                                   (266)                (0.01%)
Stephen L. Chryst.......................................................         27,278 (1)               1.07%
J. Bryan Floyd..........................................................         47,809                  1.87%
                                                                                   (950)                (0.04%)
Admah Lanier, Jr........................................................          9,016                  0.35%
                                                                                 (5,033)                (0.20%)
Tommy E. Looper.........................................................         19,645 (1)               0.77%
                                                                                 (1,378)                (0.05%)
W. Gairy Nichols, III...................................................         32,356                  1.26%
                                                                                 (3,117)                (0.12%)
Ruppert L. Piver........................................................         10,508                  0.41%
Thomas J. Rogers........................................................         16,018                  0.63%
                                                                                 (2,008)                (0.08%)
Albert A. Springs, III..................................................         29,272                  1.14%
J. Roddy Swaim*.........................................................         15,044                  0.59%
                                                                                 (1,800)                (0.07%)
Harry A. Thomas*........................................................         21,846                  0.85%
                                                                                 (9,251)                (0.36%)
Zeb M. Thomas, Sr.......................................................         59,860                  2.34%
                                                                                (36,072)                (1.41%)
All directors and executive officers as a group (18 persons)............        406,651 (1)(2)           15.89%
                                                                               (102,080)                (3.99%)

(*) Nominee for election.
(1) Includes vested shares in The Anchor Bank Employee Stock Ownership Plan for Messrs. Chryst and Looper of 20,627 and 12,152, respectively, and does not include stock options exercisable on December 31, 1996. All directors and executive officers as a group have the right to purchase an aggregate of 201,920 shares of common stock under the stock option plan, including 80,000 and 44,800 shares for Messrs. Chryst and Looper, respectively.
(2) Six members of the Board of Directors, as trustees, also have voting power as to 48,691 (1.90%) unallocated shares owned by The Anchor Bank Employee Stock Ownership Plan.

                             EXECUTIVE COMPENSATION

     The following table discloses compensation for services in all capacities for the three years ended December 31, 1996, which were paid by the Corporation to all executive officers whose total annual salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                     ANNUAL COMPENSATION         SECURITIES
                                                             (1)                 UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR      SALARY        BONUS       OPTIONS (#) (2)     COMPENSATION (3)
Stephen L. Chryst                          1996     $260,004      $111,760               0             $ 30,714
President and Chief Executive Officer      1995      240,000        92,768          40,000               33,534
                                           1994      215,000        77,400               0               26,071

Robert E. Coffee, Jr.                      1996     $107,500      $ 35,608               0             $ 16,769
Executive Vice President and               1995       98,418        27,500          22,400               16,112
Chief Administrative Officer --            1994       90,000        25,000               0               13,249
The Anchor Bank

Robert R. DuRant, III                      1996     $113,125      $ 45,056               0             $ 10,376
Executive Vice President and               1995      106,250        32,500          22,400                9,020
Chief Credit Officer --                    1994      100,000        30,000               0               10,451
The Anchor Bank

Tommy E. Looper                            1996     $135,624      $ 56,320               0             $ 25,655
Executive Vice President and               1995      127,082        45,000          22,400               28,139
Chief Financial Officer                    1994      120,000        40,000               0               21,539

(1) The aggregate amount of perquisites and other personal benefits not reported above during 1996 for any individual named above did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported above for such named executive officer.
(2) All options have been adjusted to reflect the two-for-one stock split in 1995 which was effected in the form of a stock dividend.
(3) The amounts disclosed in this column include:
    (a) The Corporation adopted an Employee Stock Ownership Plan ("ESOP") effective January 1, 1982 covering all employees with at least one-year of continuous service. The ESOP is administered by six members of the Board of Directors of The Anchor Bank. Contributions to the ESOP, which are discretionary with the Board of Directors, are used to purchase shares of the Corporation's stock. The shares are held in trust for each employee until retirement, death, or break in service. Each participant is allocated a portion of the contribution in proportion to his compensation up to $150,000 relative to the aggregate compensation of all participants. Participants employed less than seven years will be less than 100% vested in their account in the ESOP. Benefits are distributed in the form of shares of the Corporation's stock. For the year 1996, the Corporation's contribution to the ESOP was $350,232, including contributions of $7,071, $6,973, $7,071, and $7,071 for Messrs. Chryst, Coffee, DuRant, and Looper, respectively.

   (b) The Corporation adopted a pre-tax savings plan ("401(k) Plan") effective June 1, 1991 covering all employees with at least three-months of continuous service. Under the 401(k) Plan, employees are eligible to contribute up to 15% of compensation up to the statutory limit. The 401(k) Plan allows for discretionary employer matching contributions. For the year 1996, the Board of Directors approved a discretionary employer matching contribution of 50% of compensation contributed by the employee up to 2% of the employee's total compensation. The discretionary employer matching contributions will cover all employees with at least one-year of continuous service. Participants employed less than seven years will be less than 100% vested in the discretionary employer matching contributions portion of their account in the 401(k) Plan. For the year 1996, the Corporation's matching contribution to the 401(k) Plan was $74,768, including a matching contribution of $2,863, $2,823, $2,863, and $2,863 for Messrs. Chryst, Coffee, DuRant, and Looper, respectively.

   (c) Officers that are directors and members of the committees of the Board of Directors receive fees for attendance at such meetings in the same manner as outside directors. For the year 1996, the Corporation paid in director and committee fees $20,050, $6,600, and $15,250 to Messrs. Chryst, Coffee, and Looper, respectively.

   (d) Payment by the Corporation for the year 1996 of premiums of $730, $373, $442, and $471 for group term life insurance on behalf of Messrs. Chryst, Coffee, DuRant and Looper, respectively.

   (e) On January 27, 1996, the Corporation and its subsidiary, The Anchor Bank, entered into Salary Continuation Agreements with Stephen L. Chryst, Robert E. Coffee, Jr., Robert R. DuRant, III, and Tommy E. Looper. These Agreements provide for a continuation of salary payments to these executives upon retirement, termination, death or disability. The Agreements have a vesting schedule that requires 8 years of service after the date of the Agreements before an executive is 100% vested.
       In the event of a change in control of the Corporation or The Anchor Bank, the vesting schedule is stepped up to 100%. The normal retirement benefit payable to the executives each year for 15 years when each executive retires after reaching age 65 would be $150,600, $36,900, $46,308, and $53,300 for Messrs. Chryst, Coffee, DuRant, and Looper, respectively. The vested termination benefits for each of the executives upon termination prior to a normal retirement date for reasons other than death or disability and prior to a change in control would be the vested portion of the accrued liability for the normal retirement benefit.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

     The following table sets forth the aggregated option exercises in fiscal 1996 by the named executive officers and the value of such officers' unexercised options at December 31, 1996.

                                  SHARES                            NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                 ACQUIRED                          UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                                    ON            VALUE          OPTIONS AT FY-END (2) (#)              AT FY-END (3)
NAME                           EXERCISE (#)    REALIZED (1)     EXERCISABLE    UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
Stephen L. Chryst                    -0-         $    -0-          53,333          26,667        $ 1,184,994      $ 480,006
Robert E. Coffee, Jr.             10,610          147,538          17,387          14,933            398,810        268,794
Robert R. DuRant, III                -0-              -0-          29,867          14,933            663,606        268,794
Tommy E. Looper                      -0-              -0-          29,867          14,933            663,606        268,794

(1) The value is calculated by subtracting the exercise price from the market value on the date of exercise.
(2) All options have been adjusted to reflect the two-for-one stock split in 1995 which was effected in the form of a stock dividend.
(3) The value is determined by subtracting the exercise or base price from the market value of the underlying securities at the fiscal year-end. The market value of the Corporation's common stock at its fiscal year-end of December 31, 1996 was $32.50 per share.

            COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

     The Compensation Committee's executive compensation philosophy (which includes the Chief Executive Officer) is to provide competitive levels of compensation, integrate management's pay with the achievement of the Corporation's annual and long-term performance goals, recognize individual initiative and achievement, and assist the Corporation in attracting and retaining qualified management. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Corporation's industry and also considers general economic conditions and other external factors.
     Base salaries for executive management are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the financial services industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Corporation, the performance of the executive, and any increased responsibilities assumed by the executive.
     Compensation paid during 1996 to executive officers consisted of base salary, bonus, and matching contributions paid with respect to the Corporation's 401(k) Plan and ESOP. Payments to the Corporation's 401(k) Plan and ESOP are made to all employees on a non-discriminatory basis. The Corporation adopted Salary Continuation Agreements for its executive officers in 1996.
     The Corporation has an existing executive management incentive bonus program, which is administered by the Compensation Committee. The amounts, which are awarded annually, are determined based upon a combination of the level of achievement by the Corporation of its strategic and operating goals and the level of achievement of individual objectives by participants.
     Performance goals were adopted by the Board of Directors at the beginning of 1996. Certain performance goals included earnings per share ("EPS") of $1.55, return on average total stockholders' equity ("ROE") of 13.34%, return on average total assets ("ROA") of 1.00% and internal growth of assets by 16.5%. The Corporation's EPS was $1.81 or 117% of goal. The Corporation's ROE was 15.38% or 115% of goal and ROA was 1.04% or 104% of goal. Assets grew internally 21.1% or 128% of goal.
     It is the philosophy of the Compensation Committee that stock options should be awarded only to key employees of the Corporation on an intermittent basis to promote long-term interests between such employees and the Corporation's stockholders and assist in the retention of such employees. The Corporation adopted a Non-Qualified Stock Option Plan during 1988 covering certain of its officers. Options granted under this plan vested at 25% per year. The exercise period for options granted under this plan is ten years from each vesting date. During the year ended December 31, 1988, participating officers, including certain executive officers, received options to purchase an aggregate of 110,392 common shares at an average option price of $8.875 per share, adjusted for the two-for-one stock split. Under this plan, all shares were vested at December 31, 1996. No options were granted under this plan during 1996. The Corporation adopted the Anchor Financial Corporation, The Anchor Bank and The Anchor Bank of North Carolina Incentive Stock Option Plan of 1994 during 1994 covering certain of its officers. Options granted under this plan vest on a cumulative basis for one-third of the shares on each of the first three anniversaries of the grant. During the year ended December 31, 1995, participating officers, including certain executive officers, received options to purchase an aggregate of 150,000 common shares at an average option price of $14.50 per share. Under this plan, 50,000 of the shares were vested at December 31, 1996. The exercise period for options granted under this plan is ten years from the grant date. At December 31, 1996, Messrs. Chryst, Coffee, DuRant and Looper had options to purchase 80,000, 32,320, 44,800 and 44,800 common shares, respectively, at an average price of $11.46 per share.
     The Corporation has adopted certain broad based employee benefit plans including retirement and life insurance plans in which executive officers participate. The value of these items is set forth in the Summary Compensation Table above under "All Other Compensation." Executive officers also may have received perquisites in connection with their employment not set forth in any of the tables herein. Such perquisites totaled less than 10% of their cash compensation in 1996. The foregoing benefits and compensation generally are not directly or indirectly tied to the Corporation's performance.
     For the year 1996, based on the factors discussed above and a review by the Compensation Committee, Messrs. Coffee, DuRant and Looper received increases in base pay of 9.2%, 6.5% and 6.7%, respectively. Messrs. Coffee, DuRant, and Looper were awarded a bonus of 33.1%, 39.8% and 41.5% of their base salaries for the year 1996, respectively.
     Mr. Stephen L. Chryst has been Chief Executive Officer of the Corporation since 1982. Mr. Chryst's 1996 compensation consisted of base salary, cash bonus, certain perquisites (which did not exceed 10% of his base salary and bonus) and the various forms of other compensation set forth in the preceding paragraphs. Mr. Chryst's base salary of $260,004 was set by the Compensation Committee at the beginning of 1996 and increased 8.3% from 1995. The level of base salary was based in part on compensation levels of chief executive officers of comparable companies and the total assets of the Corporation. Mr. Chryst's cash bonus was determined principally by achievement of the set performance goals discussed above. The Corporation achieved 117% of the EPS goal, 115% of the ROE goal, 104% of the ROA, and 128% of the internal growth goal. These performance achievements resulted in a cash bonus to Mr. Chryst of $111,760 or 42.9% of his base salary. The Compensation Committee believes that the Corporation's strong performance during 1996 was directly related to Mr. Chryst's leadership and that all compensation paid to him was warranted.
     Periodically, independent compensation consultants are engaged to review the total compensation of all members of executive management as compared with peers with comparable responsibilities in other companies. Results of the study are reported to the Compensation Committee.

                                COMPENSATION COMMITTEE

                                C. Donald Cameron
                                J. Bryan Floyd
                                J. Roddy Swaim
                                Zeb M. Thomas, Sr.

                               PERFORMANCE GRAPH

     The following chart shows a five-year comparison of the cumulative total return on the Corporation's stock, assuming reinvestment of dividends, with that of a broad equity market index, the Dow Jones Market Equity Index, and with that of a published industry index, the Dow Jones Regional Banks-South Index.
     The yearly percentage change in the cumulative total return on the Corporation's stock is computed by dividing the sum of the cumulative amount of dividends for the five year period ended December 31, 1996, assuming dividend reinvestment, and the difference between the Corporation's share price at December 31, 1996 and December 31, 1991 by the share price at December 31, 1991. The Dow Jones Market Equity Index and the Dow Jones Regional Banks-South Index are constructed using this methodology for large samples of companies.

      (Performance Graph appears here, plot points as follows)

                                 1991    1992    1993    1994    1995    1996


Anchor Financial Corporation    100.00  106.38  158.69  171.69  252.19  422.77
Dow Jones Regional Banks-South  100.00  133.31  136.96  134.84  207.26  288.65
Dow Jones Equity Market Index   100.00  108.61  119.41  120.33  166.31  205.57


                    CERTAIN TRANSACTIONS WITH MANAGEMENT

     The Corporation has had in the past, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risks of collectibility or present other unfavorable features.
     Albert A. Springs, III, director of the Corporation, is the owner of H.B. Springs Company (Insurance Agency). During 1996, the Corporation and its subsidiaries purchased insurance through this company. The premiums paid for such insurance are considered reasonable in relation to those premiums that would have been paid to a third party. Howell V. Bellamy, Jr., director of the Corporation, is the Chairman of the Board of the law firm of Bellamy, Rutenberg, Copeland, Epps, Gravely and Bowers, P.A. The law firm rendered legal services to the Corporation and its subsidiaries during 1996. The fees paid for such legal services are considered reasonable in relation to those fees that would have been paid to a third party. Ruppert L. Piver, director of the Corporation, leases land to The Anchor Bank on which its Hampstead, North Carolina office is located. The lease expires on December 31, 2002, but the Bank has the option to extend the lease for two additional ten-year periods. The current rental rate is approximately $3,600 annually. The Corporation made payments of approximately $3,600 in 1996. Management believes that the terms of the lease are as favorable as would have been obtainable from a third party.
     Other than these transactions, there were no material transactions with any such persons during 1996.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP has been independent public accountants for the Corporation since 1975. The Corporation recommends that the shareholders ratify the selection by the Board of Directors of the Corporation of Price Waterhouse LLP as independent public accountants for the Corporation during the year ending December 31, 1997.
     It is expected that representatives of Price Waterhouse LLP will be present at the meeting and will be available to respond to appropriate questions. The representatives of Price Waterhouse LLP will be given an opportunity to make a statement if they desire.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     A copy of the Corporation's Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the Securities and Exchange Commission, is available free of charge to each shareholder of record upon written request to the Corporate Secretary, Anchor Financial Corporation, 2002 Oak Street, Myrtle Beach, South Carolina 29577.

                                             By Order of the Board of Directors
                                             STEPHEN L. CHRYST
                                             President and Chief Executive
                                             Officer

Myrtle Beach, South Carolina
March 28, 1997

*****************************************************************************
                           APPENDIX
*****************************************************************************

P R O X Y
                          ANCHOR FINANCIAL CORPORATION
                                 2002 OAK STREET
                             MYRTLE BEACH, SC 29577
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    The undersigned hereby appoints Terry S. Haight, W. Gairy Nichols, III and Albert A. Springs, III, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Anchor Financial Corporation (the "Corporation") held of record by the undersigned on March 3, 1997 at the annual meeting of shareholders to be held on April 24, 1997 or any adjournment thereof.
    1. ELECTION OF DIRECTORS

( ) FOR all nominees listed below           ( ) WITHHOLD AUTHORITY
   (except as marked to the contrary        to vote for all nominees listed
   below)                                   below


  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
                    A LINE THROUGH THE NOMINEE'S NAME BELOW.
                             Howell V. Bellamy, Jr.
                             W. Cecil Brandon, Jr.
                               C. Donald Cameron
                                 J. Roddy Swaim
                                Harry A. Thomas
    2. PROPOSAL TO RATIFY SELECTION OF PRICE WATERHOUSE LLP as independent public accountants for the Corporation for the year ending December 31, 1997.
       ( ) FOR                 ( ) AGAINST                 ( ) ABSTAIN
    3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND 2.
                           (Continued on other side.)

                          (Continued from other side.)
                                                 DATED

                                                            SIGNATURE

                                                    SIGNATURE IF HELD JOINTLY
                                                 Please sign exactly as name
                                                 appears at left. When shares
                                                 are held by joint tenants, both
                                                 should sign. When signing as
                                                 attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 President or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.
   PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.